Exhibit 99.1

News Release

SuperGen Reports 2010 Fourth Quarter and Year-End Financial Results

Reports Annual Net Income of $16.3 Million

Dacogen Royalty Revenue Increases 27% from the Prior Year

Ends Year with Over $120 million in Cash & Marketable Securities

DUBLIN, Calif., February 28, 2011:  SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, today reported financial results for the fourth quarter and year ended December 31, 2010.

The Company reported net income for the 2010 fourth quarter of $6.7 million, or $0.11 per share, compared with net income of $2.3 million, or $0.04 per share, for the same prior year period.  The Company reported net income for the year ended December 31, 2010 of $16.3 million, or $0.27 per share, compared with a net income of $4.7 million, or $0.08 per share, for the same prior year period.

Highlights of 2010 include:

•      Dacogen® (decitabine) for Injection royalty revenue was $52.5 million for 2010 compared to $41.2 million for 2009, an increase of approximately 27% from the prior year.

•      Ended 2010 with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling approximately $120.4 million compared to $100.8 million at December 31, 2009.

•      Net cash provided by operating activities was approximately $18.0 million during 2010 compared to approximately $8.7 million for the same prior year period.

•      Enrolled the first patient in the first in human study of SGI-110, a second-generation hypomethylating agent, in patients with intermediate-2 or high-risk myelodysplastic syndromes (MDS) or acute myeloid leukemia (AML).

“During 2010, SuperGen continued to make significant progress, operationally and financially.   Our clinical-stage drugs, amuvatinib (MP-470) and SGI-110, advanced in the clinic.  Our multi-year discovery and development collaboration with GlaxoSmithKline (GSK) is progressing on schedule,” said James S.J. Manuso, Ph.D., President and Chief Executive Officer.  “We have reported profitability in three of the last four years and our balance sheet is the strongest it has ever been.  We believe that our operating funds are sufficient to execute the current and planned discovery and development initiatives over several years.”

2010 Fourth Quarter Financial Results

Total revenues for the 2010 fourth quarter were $15.3 million compared with $12.0 million for the same prior year period.  Total revenues for the 2010 fourth quarter includes royalty revenue of $15.2 million compared with $11.9 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2010 fourth quarter also include development and license revenue of $127,000 compared with $97,000 for the same prior year period.  Development and license revenue represents the amortization of deferred revenue relating to payments received pursuant to the collaborative research and license arrangement entered into with GSK during October 2009.

Excluding gain on sale of products, total operating expenses for the 2010 fourth quarter were $8.8 million, compared with $10.7 million for the same prior year period.  The primary reasons for the decrease in total operating expenses for the 2010 fourth quarter were lower research and development expenses due to reduced activities during the period for product development and clinical trial programs including lower costs associated with the discontinuance of the Phase I clinical trial for SGI-1776, and lower stock-based compensation expense offset in part by a modest increase in general corporate expense.  Stock-based compensation expense, a non-cash expense that is included in total operating expenses, was $183,000 for the 2010 fourth quarter, compared with $693,000 for the same prior year period.  The reduction in the current year’s quarterly charge primarily relates to changes in expected vesting assumptions of certain performance-based option grants.

The gain on sale of products for the 2010 fourth quarter was $50,000 compared with $75,000 for the same prior year period.  The gains on sale of products for the 2010 and 2009  fourth quarters related to a reduction in the remaining estimated price protection liability resulting from the sale in a prior year of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The price protection liability expired during the 2010 fourth quarter and no further liability as such exists.

The Company reported net income for the 2010 fourth quarter of $6.7 million, or $0.11 per share, compared with net income of $2.3 million, or $0.04 per share, for the same prior year period.  The net income for the 2010 fourth quarter includes an income tax provision of $26,000 compared with a tax benefit of $898,000 for the same prior year period.  The income tax benefit in 2009 was primarily due to the Worker, Home Ownership and Business Assistance Act of 2009 that allowed for certain net operating losses to be used to eliminate or refund alternative minimum tax.

2010 Year-End Financial Results

Total revenues for 2010 were $53.0 million compared with $41.3 million for the same prior year period.  Total revenues for 2010 include royalty revenue of $52.5 million compared with $41.2 million for the same prior year period.  Total revenues for 2010 also includes development and license revenue of $509,000 compared with $97,000 for the same prior year period.  Development and license revenue represents amortization of deferred revenue relating to payments received pursuant to the collaborative research and license arrangement entered into with GSK during October 2009.

Excluding gain on sale of products, total operating expenses for 2010 were $37.8 million compared with $38.7 million for the same prior year period.  The primary reasons for the decrease in total operating expenses for 2010 were a decrease in research and development expenses related to the staging of our product development activities including the discontinuance of a Phase I clinical trial for SGI-1776, and lower stock-based compensation expense offset in part by a modest increase in general corporate and legal expenses.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $1.4 million in 2010 compared with $2.5 million for the same prior year period.

The gain on sale of products for 2010 was $750,000 compared with $595,000 for the same prior year period.  The gain on sale of products for 2010 and 2009 relate to the receipt of additional payments and a reduction in the estimated remaining price protection liability resulting from the sale of the worldwide rights for Nipent to Hospira.

The Company reported net income for 2010 of $16.3 million, or $0.27 per share, compared with net income of $4.7 million, or $0.08 per share, for the same prior year period.  The net income for 2010 includes an income tax provision of $39,000 compared with a tax benefit of $886,000 for the same prior year period. The 2009 income tax benefit was primarily due to the Worker, Home Ownership and Business Assistance Act of 2009 that allowed for certain net operating losses to be used to eliminate or refund alternative minimum tax.

Financial Position

As of December 31, 2010, the Company had approximately $120.4 million in unrestricted cash, cash equivalents, and current and non-current marketable securities compared to $100.8 million at December 31, 2009.

2011 Financial Guidance

The initial financial guidance for 2011 is as follows:

•      Royalty revenue for Dacogen is expected to increase up to 5% from the prior year to a range from $52 million to $55 million.

•      Development and license revenue is estimated at $500,000 and represents the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK.

•      An additional payment of $700,000 related to the sale of Nipent to Hospira to be classified as gain on sale of products is expected to be received during 2011.

•      Research and development expenses are expected to increase from the prior year to a range from $29 to $32 million.  The growth in expenses is influenced by increasing costs related to the Company’s clinical trial programs primarily for amuvatinib and SGI-110, ongoing product development efforts intended to advance our product pipeline and additional investment in the discovery, pre-clinical, regulatory and clinical areas.

•      General and administrative expenses are expected to increase modestly from the prior year and are estimated to be approximately $10 million.

•      Net income is currently anticipated to be less than $14 million for the year.

•      Included in total operating expenses is non-cash stock-based compensation expense estimated at $2 million.

•      Average annual shares outstanding are expected to be approximately 61 million common shares.

Conference Call Information

SuperGen will host a conference call to discuss the 2010 fourth quarter and year-end financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation.  The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding the progress of our collaboration with GSK;  the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty revenue, changes in research and development expenses or expectations about general and administrative expenses; changes in development and license revenue, and gains from sales of products from the previous sale of commercial business; estimates of 2011 net income; estimates of non-cash stock-based compensation; and expectations regarding Eisai’s and Johnson & Johnson’s plans for Dacogen.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Johnson & Johnson to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of amuvatinib, SGI-1776 and SGI-110; GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful; and the outcome of Eisai’s and Johnson & Johnson’s examination of Dacogen clinical trial data and the submission of US and EU regulatory filings.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President Corporate Communications & Business Development Tel: (925) 560-2810	Manager Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com Alan Roemer The Trout Group Senior Vice President Tel: (646) 378-2945 E-mail: aroemer@troutgroup.com	E-mail: schau@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenues:
Royalty revenue	$15,157	$11,873	$52,463	$41,156
Development and license revenue	127	97	509	97
Total revenues	15,284	11,970	52,972	41,253

Operating expenses:
Research and development	6,528	8,340	28,394	29,689
General and administrative	2,320	2,343	9,442	8,994
Gain on sale of products	(50)	(75)	(750)	(595)
Total operating expenses	8,798	10,608	37,086	38,088
Income from operations	6,486	1,362	15,886	3,165

Interest income	42	76	182	686
Other income	244	—	244	—
Income before income tax benefit (provision)	6,772	1,438	16,312	3,851

Income tax benefit (provision)	(26)	898	(39)	886

Net income	$6,746	$2,336	$16,273	$4,737
Net income per common share
Basic	$0.11	$0.04	$0.27	$0.08
Diluted	$0.11	$0.04	$0.27	$0.08
Weighted average shares outstanding:
Basic	60,334	59,923	60,287	59,316
Diluted	60,771	60,229	60,635	59,340

SUPERGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$25,554	$7,682
Marketable securities	89,699	89,515
Income tax receivable	40	904
Prepaid expenses and other current assets	1,330	1,150
Total current assets	116,623	99,251

Marketable securities, non-current	5,124	3,570
Property, plant and equipment, net	3,932	4,205
Goodwill	731	731
Restricted cash	2,134	2,255
Other assets	554	505
Total assets	$129,098	$110,517

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,198	$2,011
Accrued compensation	3,556	2,861
Other accrued liabilities	208	234
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	—	50
Deferred revenue	509	509
Deferred rent	12	343
Total current liabilities	6,048	6,573

Deferred rent, non-current	9	19
Deferred revenue, non-current	1,429	1,939
Total liabilities	7,486	8,531

Total stockholders’ equity	121,612	101,986
Total liabilities and stockholders’ equity	$129,098	$110,517